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EXHIBIT 21.1

REFOCUS GROUP, INC.
SUBSIDIARIES OF THE CORPORATION
AS OF SEPTEMBER 2, 2003

        All subsidiaries are 100% owned:

    Refocus Ocular, Inc. (Delaware)
    PC Lens Corp (Delaware)
    Presby Corp Europe—SPRL (Belgium)

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  EXHIBIT 21.1
REFOCUS GROUP, INC. SUBSIDIARIES OF THE CORPORATION AS OF SEPTEMBER 2, 2003